Filed pursuant to Rule 424(b)(5)
Registration No. 333-156913

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 14, 2009)

U.S. $2,000,000,000

Republic of Colombia

4.375% Global Bonds due 2021

The bonds will mature on July 12, 2021. Colombia will pay interest on the bonds each January 12 and July 12. Interest will accrue from July 12, 2011, and the first interest payment on the bonds offered on the date of this prospectus supplement will be made on January 12, 2012. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Colombia may redeem the bonds before maturity, at par plus the Make-Whole Amount and accrued interest, as described in the section entitled “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2004. Under these provisions, which are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus, Colombia may amend the payment provisions of the bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors ” beginning on page S-8 to read about certain risks you should consider before investing in the bonds.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Bond	Total
Public offering price	99.599%	U.S.$	1,991,980,000
Underwriting discount	0.250%	U.S.$	5,000,000
Proceeds, before expenses, to Colombia	99.349%	U.S.$	1,986,980,000

Purchasers will also be required to pay accrued interest, if any, from July 12, 2011, if settlement occurs after that date.

Delivery of the bonds, in book-entry form only, is expected to be made on or about July 12, 2011.

BofA Merrill Lynch	Barclays Capital	Citi

The date of this prospectus supplement is July 5, 2011.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional Estadístico (National Administrative Department of Statistics, or “DANE”), Colombia’s population in 2010 was approximately 45.5 million, compared with 45.0 million in 2009. Based on the latest available population statistics for Colombian cities, in 2010, approximately 7.3 million people live in the metropolitan area of Bogotá, the capital of Colombia. Furthermore, in 2010, Medellín and Cali, the second and third largest cities, had populations of approximately 2.3 million and 2.2 million, respectively. The most important urban centers, with the exception of Barranquilla (the largest port city), are located in the Cordillera valleys. Colombia has a population density of approximately 108 people per square mile (42 people per square kilometer).

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

On June 20, 2010, Juan Manuel Santos was elected President of the Republic of Colombia with 69.0% of the vote. President elect Santos assumed the office of the President on August 7, 2010.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to assure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 102-member Senate and a 166-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, legislative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, legislative power is vested in municipal councils, which preside over budgetary and administrative matters.

Selected Colombian Economic Indicators

	For the Year Ended December 31,
	2006		2007		2008		2009		2010
Domestic Economy
Real GDP Growth (percent)(1)		6.7%		6.9%		3.5%		1.5%		4.3%
Gross Fixed Investment Growth (percent)(1)		18.1		14.4		9.9		(0.8)		7.1
Private Consumption Growth (percent)(1)		6.4		7.3		3.5		0.9		4.3
Public Consumption Growth (percent)(1)		5.6		6.0		3.3		3.5		4.7
Consumer Price Index(2)		4.5		5.7		7.7		2.0		3.2
Producer Price Index(2)		5.5		1.3		9.0		(2.2)		4.4
Interest Rate (percent)(3)		6.3		8.0		9.7		6.1		3.7
Unemployment Rate (percent)(4)		11.8		9.9		10.6		11.3		11.1
Balance of Payments		(millions of U.S. dollars)
Exports of Goods (FOB)(5)		$23,930		$29,381		$37,095		$32,563		$39,546
Oil and its derivatives(5)		6,328		7,318		12,204		10,254		16,483
Coffee(6)		1,461		1,714		1,883		1,543		1,884
Imports of Goods (FOB)(5)		23,975		30,088		36,320		30,510		37,508
Current Account Balance(5)		(2,988)		(6,018)		(6,923)		(5,157)		(9,032)
Net Foreign Direct Investment(5)		5,558		8,136		8,342		4,049		203
Net International Reserves		15,436		20,949		24,030		25,356		28,452
Months of Coverage of Imports (Goods and Services)		6.1		6.7		6.4		7.9		7.3
Public Finance(6)		(billions of pesos or percentage of GDP)
Non-financial Public Sector Revenue(7)	P	s. 169,154	P	s. 196,362	P	s. 193,604	P	s. 202,940	P	s. 212,912
Non-financial Public Sector Expenditures (7)	P	s. 170,485	P	s. 200,038	P	s. 189,866	P	s. 212,493	P	s. 225,722
Non-financial Public Sector Primary Surplus/(Deficit)(8)		11,679		4,295		4,298		(5,566)		413
Percent of GDP(6)		3.2%		3.0%		3.6%		(0.7)%		(0.6)%
Non-financial Public Sector Fiscal Surplus/(Deficit)		(3,162)		(4,323)		187		(12,866)		(16,878)
Percent of GDP(6)		(0.8)%		(1.0)%		0.0%		(2.5)%		(3.1)%
Central Government Fiscal Surplus/ (Deficit)		(13,069)		(11,614)		(11,068)		(20,715)		(21,019)
Percent of GDP(6)		(3.4)%		(2.7)%		(2.3)%		(4.1)%		(3.8)%
Public Debt(9)
Public Sector Internal Funded Debt (billions of pesos)(10)	P	s. 124,206	P	s. 132,476	P	s. 140,935	P	s. 159,032	P	s. 183,309
Percent of GDP(1)		32.4%		30.7%		29.3%		31.3%		33.5%
Public Sector External Funded Debt (millions of dollars)(11)		$25,889		$27,923		$28,450		$33,642		$35,450
Percent of GDP(1)		15.1%		13.0%		13.3%		13.5%		12.4%

Some of the foregoing figures are updated by more recent information under “Recent Developments”.

1:	Figures for 2008, 2009 and 2010 are preliminary.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
4:	Refers to the average national unemployment rates in December of each year.
5:	Figures for all years have been calculated according to the recommendations contained in the fifth edition of the IMF’s Balance of Payments Manual. Preliminary figures for 2006 through 2010. Imports and exports of goods do not include “special trade operations.”
6:	All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues. Figures given as a percentage of GDP are calculated using 2005 as the base year for calculating constant prices.
7:	The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear were such transfers eliminated upon consolidation. See “Recent Developments—Public Sector Finance.”
8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
9:	Figures for 2009 are subject to revision. Figures for 2010 are provisional and subject to verification and revision. Exchange rates at December 31 of each year. The figures for public debt given in this table differ from those set out under “Public Sector External Funded Debt by Type” on page S-24 as a result of the application of different methodologies.
10:	Includes peso-denominated debt of the Government (excluding state-owned financial institutions and departmental and municipal governments) with an original maturity of more than one year, and public sector entities’ guaranteed internal debt.
11:	Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources:	Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and Consejo Superior de Política Fiscal (“CONFIS”)

The Offering

Issuer	The Republic of Colombia.

Aggregate Principal Amount	U.S. $2,000,000,000.

Issue Price	99.599% of the principal amount of the bonds, plus accrued interest, if any, from July 12, 2011.

Issue Date	July 12, 2011.

Maturity Date	July 12, 2021.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form.

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from July 12, 2011 at the rate of 4.375% per year. Colombia will pay interest semi-annually in arrears on January 12 and July 12 of each year. The first interest payment will be made on January 12, 2012.

Redemption	The bonds will be subject to redemption at the option of Colombia before maturity. See “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•

Colombia’s economy is vulnerable to external shocks, including the current global economic crisis and those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Withholding Tax and Additional Amounts	We will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities–Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may, without the consent of the holders, create and issue additional bonds that may form a single series of bonds with the outstanding bonds; provided that such additional bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of the issue of such additional bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	New York, except that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding external public indebtedness issued prior to January 21, 2004. Those provisions are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds will be approximately U.S.$1,986,680,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be approximately U.S.$300,000). Colombia will use the proceeds for general budgetary purposes for its fiscal year 2011.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of July 5, 2011, Barclays Capital Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds. See “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

Colombia’s economy remains vulnerable to external shocks, including the global economic crisis that began in 2008 and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Colombia experienced an economic contraction in the first nine months of 2009 and other adverse economic and financial effects as a result of the global economic crisis but experienced improved economic conditions starting in October 2009. According to preliminary figures, for the year ended December 31, 2010, the Central Government fiscal deficit decreased to 3.8% of GDP compared to a deficit of 4.1% of GDP in 2009. According to preliminary figures, the non-financial public sector balance in 2010 was a deficit of 3.2% of GDP, compared to a surplus of 2.7% of GDP in 2009. See See “Recent Developments—Monetary System—Interest rates and inflation” and “—Foreign exchange rates and international reserves” in this prospectus supplement, and “Economy—Gross Domestic Product”, “Monetary System—Foreign Exchange Rates and International Reserves —Appreciation of the Peso and Measures Taken by the Government”, “—Interest rates and inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2009.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States or the European Union, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. As of March 31, 2011, the United States accounted for 41.2% of Colombia’s total exports and the European Union accounted for 13.6% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis and the global economic crisis that began in 2008. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated April 14, 2009) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of the Prospectus Directive, any reports filed by Colombia with the SEC after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s annual report on Form 18-K for the year ended December 31, 2009, filed with the SEC on September 30, 2010, is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 1

Bogotá D.C., Colombia

Telephone: 57-1-381-2156

Fax: 57-1-350-6651

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2009, as amended
Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-3 to D-5 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-8 to D-14 of Exhibit D; and “Recent Developments” beginning on page S-13 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy”, “—Infrastructure Development”, “—Role of the State in the Economy; Privatization”, “—Environment”, “—Employment and Labor”, and “—Poverty” on pages D-20 to D-45 of Exhibit D and “Monetary System” on pages D-61 to D-70 of Exhibit D; and “Recent Developments—Economy” beginning on page
S-15 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-17 to D-20 of Exhibit D; and “Recent Developments—Economy” beginning on page S-15 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General”, “—Public Sector Accounts” and “—2010 Budget” on pages D-71 to D-78 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-21 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-81 to D-92 of Exhibit D; and “Recent Developments—Public Sector Debt” beginning on page S-23 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-46 to D-60 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-16 of the prospectus supplement

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-66 to D-69 of Exhibit D; and “Recent Developments— Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-21 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-46 to D-60 of Exhibit D and “Public Sector Finance—General”, “—Public Sector Accounts” and “—2010 Budget” on pages D-71 to D-78 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-16 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-21 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2009 budget	“Public Sector Finance—Public Sector Accounts” and “—2010 Budget” on pages D-71 to D-78 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-21 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately U.S. $1,986,680,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $300,000). Colombia will use the proceeds for general budgetary purposes for its fiscal year 2011.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s Annual Report on Form 18-K for its fiscal year ended December 31, 2009, filed with the SEC on September 30, 2010, as the Annual Report may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report, as it may be amended from time to time, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Republic of Colombia

On June 20, 2010, Juan Manuel Santos was elected President of the Republic of Colombia with 69.0% of the vote. President-elect Santos assumed the office of the President on August 7, 2010.

National development plan

On April 29, 2011, Congress approved the Government’s four-year national development plan entitled “Prosperidad para Todos” or “Prosperity for All.” The plan aims to pursue the following goals:

•

Economy: the Government plans to pursue a 6% annual rate of growth. To that end, the Government plans to stimulate growth in five main sectors: infrastructure, agriculture, housing, technology and mining. Additionally, there are plans to reduce taxes in order to promote formal employment growth with the aim of achieving an unemployment rate of under 9% by 2014.

•

Security: the Government plans to continue the internal security policy implemented by the previous administration while at the same time making citizen security one of the Government’s priority objectives. To this end, the Government intends to provide better technology to the public forces in order to further support them in the fight against illegal drug-dealing activity and terrorism.

•	Commercial relationships: The Government plans to promote exports and technological development, in order to contribute to the competitiveness of domestic industry and boost foreign direct investment.

No assurance can be given that any of these goals will be achieved.

Legislative agenda

On December 29, 2010, Congress approved Law 1429 on Labor Transition to the Formal Sector. The law temporarily reduces the income tax rate for certain companies (this reduced rate increases over a period of five years until it reaches the full corporate income tax rate) and entitles certain companies to credit the amounts paid as payroll taxes. In addition, Law 1429 introduces, among others, measures to support the transition of the informal sector into the formal sector (workers that are in the formal sector are registered in the social security system and pay health and pension contributions) of the economy and encourages job creation for the vulnerable groups of society.

On December 29, 2010, Congress approved a tax regime and competitiveness law that would permit savings of 0.4% of GDP per year. The law gradually reduces the surcharges paid by industries on electrical consumption and eliminates the tax deduction for investments in productive fixed assets, among others.

On January 19, 2011, the president signed into law the Health Reform Law that provides more resources to the health system (Ps.1.5 trillion per year). The Government will contribute Ps.1.0 trillion from the national budget and other resources are expected to come from the Family Compensation Funds (a non-governmental agency that pays social security subsidies), municipalities and departments, among others. The law will also order periodic updates to the public health insurance plans in order to make them consistent with the epidemiological profile of the population, limiting and rationalizing the type of treatments and drugs that are included in the insurance plans.

On June 8, 2011, Congress passed the constitutional reform of Fiscal Sustainability. The main effect of this reform is the protection of the fundamental economic, social and cultural rights embodied in the social state and rule of law, establishing fiscal sustainability as criteria and obligating the different branches of the state to consider the implications of their decisions on macroeconomic stability.

On June 9, 2011, Congress approved the reform to the royalties system (called “Proyecto de Acto Legislativo de Reforma a las Regalías”). The main objective of this reform is to redistribute more equitably royalties received from the exploitation of natural resources among all the regions of Colombia, generate savings, promote transparent management by authorities and strengthen regional competitiveness. In general, the law requires that 40% of the royalties generated by the exploitation of natural resources be used to finance social, economic and environmental development projects in the regions based on objective criteria such as the size of the population and level of poverty.

On June 10, 2011, the President signed into law a Victims Law that aims to compensate victims of the internal conflict since 1985. The law, which uses international standards and principles, has the objective of assuring land restitution and economic compensation for the victims of the internal conflict through the support of different state institutions. The law will be effective for ten years and could be extended by the Congress.

On June 14, 2011, Congress approved the fiscal responsibility law. The main objective of this reform is to reduce gradually the fiscal deficit of the Central Government to 2.3% of GDP or less by 2014, 1.9% of GDP or less by 2018 and 1.0% of GDP or less by 2022. The fiscal responsibility law states that, in the long term, structural spending cannot exceed structural revenue by more than 1%, which is aimed at reducing the Central Government debt to GDP ratio to below 20%.

Floods

During the final months of 2010 and the first quarter of 2011, the country was affected by heavy rains and floods caused by “La Niña,” a climate phenomenon originating in the Pacific Ocean that is estimated to have resulted in costs of between Ps. 14 trillion to Ps. 16 trillion to the country. To afford the costs of the emergency and to address its effects during the period of 2011 to 2014, the Government announced a plan consisting of the creation of the Calamity Fund, which will be charged with the short-term expenditures (i.e., humanitarian aid to the affected population and aid in the areas of health, education and housing, among others) and the creation of the Adaptation Fund, which will be charged with the long-term expenditures in reconstruction and adaptation of the infrastructure damaged by the floods. The Calamity Fund, expected to amount to approximately Ps. 6.3 trillion, will be financed through the expansion of the tax base of the wealth tax, the suspension of the gradual elimination of the tax on financial transactions between 2011 and 2014 and from the remainder of FOREC (Fund for the Reconstruction of the Coffee Growing Region after the 1999 earthquake). The Adaptation Fund, which is expected to amount to between Ps. 8 trillion and Ps. 10 trillion, may come from the sale of up to 10% of Ecopetrol’s total shares held by the Government. To permit this sale, the Government plans to present a draft law during the second half of 2011 that will allow it to reduce its interest in Ecopetrol to 70%.

Internal security

In recent years, violence and terrorism by guerilla organizations generally have shown a decreasing trend. Incidents of homicides decreased from 17,479 in 2006, to 17,198 in 2007, to 16,140 in 2008, to 15,817 in 2009 and further to 15,459 in 2010. Incidents of kidnapping decreased from 687 in 2006, to 521 in 2007, to 437 in 2008 and further to 213 in 2009, but increased to 282 in 2010. Incidents of terrorism decreased from 646 in 2006 to 387 in 2007, increased to 486 in 2008 and to 489 in 2009 and decreased to 412 in 2010. In April 2011, the Government announced that for the twelve-month period ended March 31, 2011, homicides decreased 2.3%, kidnapping increased 38.8% and incidents of terrorism decreased 2.8% as compared to the corresponding twelve-month period ended March 31, 2010. For the three-month period ended March 31, 2011, homicides decreased 3.1%, kidnapping increased 21.4% and incidents of terrorism decreased 15.2%, compared to the corresponding period in 2010.

Internal security issues continue to be a leading challenge faced by Colombia and there can be no assurance that the decrease in criminal activity will continue in the future.

Credit ratings

On March 16, 2011, Standard & Poor’s upgraded Colombia’s foreign currency issuer credit rating to BBB- from BB+ and stated that its outlook is stable. A Standard & Poor’s “BBB” rating indicates that an obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments. A Standard & Poor’s rating may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “stable” means that a rating is not likely to change; however, an outlook is not necessarily a precursor of a rating change.

On May 31, 2011, Moody’s upgraded Colombia’s foreign-currency government bond rating to Baa3 from Ba1 and stated that its outlook is Stable. For Moody’s, obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 3 indicates a ranking in the lower end of the Baa generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event).

On June 22, 2011, Fitch upgraded Colombia’s long-term foreign currency debt rating from BB+ to BBB- and changed its outlook from Positive to Stable. A Fitch “BBB” rating indicates that expectations of default risk are currently low. The capacity for payment of financial commitments is considered adequate but adverse business or economic conditions are more likely to impair this capacity. The modifiers plus (+) or minus (-) sign may be appended to a rating to denote relative status within major rating categories. A Fitch outlook indicates the direction in which a rating is likely to move over a one- to two-year period. Outlooks may be Positive, Stable or Negative. A Positive or Negative outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to Colombia are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Colombia. Any adverse change in Colombia´s credit ratings could adversely affect the trading price for the bonds. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

Ratings are important to our ability to obtain financing that we need on terms that are favorable to us. Colombia has no control over ratings and the decision to change a rating may have an adverse impact on our funding.

Economy

Gross domestic product

According to preliminary figures, real GDP grew approximately 6.7% in 2006, 6.9% in 2007, 3.5% in 2008, 1.5% in 2009 and 4.3% in 2010. Preliminary figures indicate that real GDP grew approximately 5.1 % during the first quarter of 2011.

During the first quarter of 2011, the sectors that experienced the greatest real growth were mining (9.4%), agriculture, livestock, fishing, forestry and hunting (7.8%), retail, restaurants and hotels (6.7%), transportation, storage and communications (5.2%) and manufacturing (5.1%) . The sector that experienced the greatest decrease in real growth was construction (-4.5%).

During 2010, the sectors that experienced the greatest increase in real growth were mining (11.1%), retail, restaurants and hotels (6.0%) and manufacturing industry (4.9%). The only sector that experienced a decrease in real growth was agriculture, livestock, fishing, forestry and hunting (-0.03%).

The Government’s current estimate for real GDP growth in 2011 is 5.0%.

Employment and labor

The following table presents national monthly average rates of unemployment for January 2008 through May 2011, according to the most recent methodology adopted by the DANE.

National Monthly Unemployment Rates

	2008	2009	2010	2011
January	13.1%	14.2%	14.6%	13.5%
February	12.0	12.5	12.6	12.8
March	11.2	12.0	11.8	10.8
April	11.1	12.1	12.2	11.2
May	10.8	11.7	12.1	11.3
June	11.2	11.4	11.6	n/a
July	12.1	12.6	12.6	n/a
August	11.2	11.7	11.2	n/a
September	11.0	12.2	10.6	n/a
October	10.1	11.5	10.2	n/a
November	10.8	11.1	10.8	n/a
December	10.6	11.3	11.1	n/a

n/a: Not available.

Source: DANE.

Foreign Trade and Balance of Payments

Balance of payments

According to preliminary figures, Colombia’s current account registered a U.S. $9,032 million deficit in 2010, compared to a U.S. $5,157 million deficit for 2009. The increase in the current account deficit was mainly due to an increase in imports of consumer goods and intermediate goods and in the increase of income outflows. Income outflows increased primarily due to higher remittances of profits and dividends by foreign companies in Colombia to their head offices abroad. For 2010, the capital account registered a U.S. $11,948 million surplus, compared to a U.S. $6,254 million surplus for 2009. This increase was mainly caused by an increase in net loans as a result of the increase in external indebtedness of private sector for investing abroad.

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $1,980 million for the first quarter of 2011, compared to a deficit of U.S. $1,278 million for the same period in 2010. The capital account registered a surplus of U.S. $3,096 million for the first quarter of 2011, compared to a U.S. $1,554 million surplus for the same period in 2010.

The following table presents preliminary balance of payments figures for the periods indicated:

Balance of Payments(1)

	For the Year Ended December 31,				For the First Quarter Ended March 31,
	2009(2)		2010(2)		2010		2011
	(in millions of U.S. dollars)
Current Account
Exports (FOB)
Oil and its Derivatives	U.S. $	10,254	U.S. $	16,483		U.S. $ 3,651	U.S.$	5,932
Coffee		1,543		1,884		409		832
Coal		5,416		6,015		1,378		1,788
Nickel		726		967		196		214
Gold and emeralds(3)		1,625		2,204		492		564
Non traditional(4)		12,999		11,993		2,956		3,184

Total Exports		32,563		39,546		9,082		12,514
Imports (FOB)
Consumer Goods		6,098		8,169		1,623		2,149
Intermediate Goods		12,113		15,798		3,468		4,816
Capital Goods		12,300		13,541		3,054		4,367

Total Imports (FOB)		30,510		37,508		8,145		11,332
Special Trade Operations (Net)(5)		493		112		152		(31)
Trade Balance		2,053		2,038		937		1,181
Services (Net)(6)
Inflow		4,202		4,446		1,037		1,174
Outflow		7,030		7,986		1,684		2,084

		(2,827)		(3,540)		(647)		(910)
Income (Net)(7)
Inflow		1,289		1,370		327		406
Outflow		10,777		13,487		2,992		3,750

		(9,488)		(12,117)		(2,665)		(3,344)
Transfers (Net)		4,613		4,475		945		1,123

Total Current Account		(5,157)		(9,032)		(1,278)		(1,980)
Capital Account
Foreign Direct Investment (Net)(8)		4,049		203		1,489		2,194
Portfolio Investment (Net)(9)		1,867		1,495		(609)		891
Loans (Net)(10)		147		9,373		286		385
Commercial Credits (Net)		(549)		291		(7)		197
Leasing (Net)(10)		727		1		64		298
Other (Net)(10)		22		594		331		(868)
Other Long Term Financing		(8)		(8)		0		0
Special Capital Flows (Net)(11)		0		0		0		0

Total Capital Account		6,254		11,948		1,554		3,096
Errors and Omissions		249		220		71		100

Change in Gross International Reserves	U.S. $	1,347	U.S. $	3,136	U.S. $	347	U.S. $	1,216

Totals may differ due to rounding.

(1)	Figures for all periods calculated according to the recommendations contained in the 5th edition of the IMF’s Balance of Payments Manual.

(2)	Preliminary.
(3)	Includes gold exports made by private agents (including an estimate of contraband gold transactions).
(4)	Nontraditional exports consist of products other than oil and its derivatives, coffee, coal, nickel, gold and emeralds.
(5)	Principally goods acquired by ships in ports and foreign trade in free trade zones.
(6)	Includes non-financial services, such as transportation, travel, telecommunications, postal, construction, information, personal and government services, as well as commissions paid by the public and private sector on financial services relating to managing external debt.
(7)	Includes financial services and inflows and outflows related to payments for and costs of labor and capital. Financial service outflows include interest payments on private and public external debt and securities, dividend remittances abroad, salaries received by Colombian citizens abroad and interest earnings on assets held by Colombian residents abroad.
(8)	Foreign direct investment in Colombia less Colombian direct investment abroad (outflows). Includes long-term and short-term foreign direct investment.
(9)	Portfolio investment in Colombia less Colombian portfolio investment abroad (outflows). Includes long-term and short-term portfolio investment flows.
(10)	Includes long-term and short-term flows.
(11)	These amounts are not substantial enough to be material. Excludes portfolio investment flows.

Source: Banco de la República—Economic Studies.

Exports of goods increased by 21.4% from U.S. $32.6 billion in 2009 to U.S. $39.5 billion in 2010 mainly due to an increase in the export of oil and its derivatives. In 2009, oil and its derivatives contributed 31.5% of total exports, coal contributed 16.6% of total exports, coffee contributed 4.7% of total exports, nickel contributed 2.2% of total exports, gold and emeralds contributed 2.8% of total exports and nontraditional exports contributed 44.9% of total exports. In 2010, oil and its derivatives contributed 41.7% of total exports, coal contributed 15.2% of total exports, coffee contributed 4.8% of total exports, nickel contributed 2.4% of total exports, gold and emeralds contributed 5.0% of total exports and nontraditional exports contributed 35.9% of total exports. Imports (FOB) grew by 23.0% from U.S. $30.5 billion in 2009 to U.S. $37.5 billion in 2010 mainly due to an increase in the import of intermediate goods. In 2010, imports of consumer goods increased by 34.0%, imports of intermediate goods increased by 30.4% and imports of capital goods increased by 10.2%. In 2009, consumer goods contributed 20.0% of total imports, intermediate goods accounted for 39.7% of total imports and capital goods contributed 40.3% of total imports. In 2010, consumer goods contributed 21.8% of total imports, intermediate goods accounted for 42.1% of total imports and capital goods contributed 36.1% of total imports.

Net foreign direct investment decreased from U.S. $4.0 billion in 2009 to U.S. $256 million in 2010 mainly due to an increase of U.S. $3.4 billion in Colombian investments abroad.

On December 22, 2010, the U.S. Congress approved an extension of six weeks of the Andean Trade Preference Act (ATPDEA) until February 12, 2011. Following the expiration of the ATPDEA, the Colombian Government has been concentrating its efforts on obtaining final approval for the free trade agreement by the U.S. Congress after having obtained approval by the Colombian Congress in June 2007. In April 2011, Colombia developed a “Plan Nacional de Acción” or “National Plan of Action” that contains provisions to address issues raised by the U.S. Congress relating to, among others, worker protections and workers’ rights.

On April 9, 2011, in the context of the withdrawal of Venezuela from the Andean Community of Nations effective April 21, 2011, the presidents of Colombia and Venezuela agreed to maintain the status quo regarding tariffs and free trade under the Andean Community of Nations for an additional three months beginning on April 21, 2011 with an option to renew the agreement for another three-month period thereafter until the negotiation teams of both countries conclude a new trade agreement.

Monetary System

Financial sector

At April 30, 2011, Colombia’s financial sector had a total gross loan portfolio of Ps. 186.6 trillion, compared to Ps. 137.6 trillion at April 30, 2010. Past-due loans totaled Ps. 5.74 trillion at April 30, 2011, as compared to Ps. 6.04 trillion at April 30, 2010, a decrease of 5.26%. Past-due loans were 3.08% of total loans at April 30, 2011, as compared to 4.49% at April 30, 2010. Provisions covering past-due loans increased from 123.4% at April 30, 2010 to 157.3% at April 30, 2011.

The aggregate net technical capital (or solvency ratio) of Colombian banks increased from 14.32% of risk-weighted assets at April 30, 2010, to 14.47% at April 30, 2011. The change in the solvency ratio is a product of an increase in risk-weighted assets from Ps. 159.8 trillion at April 30, 2010 to Ps. 203.9 trillion at April 30, 2011.

The following table shows the results of the financial sector as of, and for the twelve-month period ended, April 30, 2011:

Selected Financial Sector Indicators

(in millions of pesos as of, and for the twelve-month period ended, April 30, 2011)

	Assets	Liabilities	Net Worth	Earnings/(Losses)
Banks	Ps.260,646,399	Ps.226,369,015	Ps.34,277,383	Ps.2,014,364
Non Banking Financial Institutions(1)	27, 656,103	21,049,909	6,606,195	601,310
Special State-Owned Institutions(2)	34,816,054	29,099,536	5,716,517	135,826

Total(3)	Ps.323,118,556	Ps.276,518,460	Ps.46,600,096	Ps.2,751,500

Totals may differ due to rounding.

1.	Includes Financial Corporations, Commercial Financing Companies and Coopcentral.
2.	Includes Financiera Eléctrica Nacional (“FEN”), Banco de Comercio Exterior de Colombia S.A. (“Bancoldex”), Financiera de Desarrollo Territorial (Territorial Development Financing Agency or “FINDETER”), Fondo para Financiamiento del Sector Agropecuario (Agricultural Sector Financing Fund or “FINAGRO”), Fondo Financiero de Proyectos de Desarrollo (Financial Fund for Development Projects or “FONADE”), Fondo Nacional del Ahorro (National Savings Fund or “FNA”), Fondo de Garantías de Instituciones Financieras (Financial Institutions Guarantee Fund or “FOGAFIN”), Fondo de Garantías de Entidades Cooperativas (Cooperative Institutions Guarantee Fund or “FOGACOOP”), Fondo Nacional de Garantías (National Fund of Guarantees or “FNG”) and Instituto Colombiano de Crédito Educativo y Estudios Técnicos en el Exterior (Colombian Institute of Educational Credit and Overseas Technical Studies, or “ICETEX”).
3.	Does not include Special State-Owned Institutions, according to a methodology adopted in 2005.

Source: Financial Superintendency.

Interest rates and inflation

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) at May 31, 2011 was 3.9%, as compared to 3.6% at May 31, 2010. The average DTF decreased to 3.7% in December 31, 2010, as compared to 6.2% in December 31, 2009.

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2010 was 3.2%, as compared to 2.0% in 2009. The CPI at May 31, 2011 was 3.0%, as compared to 2.1% at May 31, 2010.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2010 was 4.4%, as compared to -2.2% for 2009. The PPI at May 31, 2011 was 4.8%, as compared to 1.3% at May 31, 2010.

The following table sets forth changes in the CPI, the PPI and average 90-day DTF for the periods indicated.

Inflation and Interest Rates

	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-term reference rate (DTF)(2)
2008
January	6.0	2.2	9.1
February	6.4	3.9	9.3
March	5.9	3.4	9.6
April	5.7	3.8	9.8
May	6.4	5.4	9.6
June	7.2	8.0	9.8
July	7.5	9.6	9.6
August	7.9	9.0	10.0
September	7.6	9.8	9.9
October	7.9	11.8	10.0
November	7.7	10.9	10.1
December	7.7	9.0	10.1

2009(3)
January	7.2	6.2	9.7
February	6.5	6.2	9.0
March	6.1	6.8	8.2
April	5.7	6.6	7.1
May	4.8	5.3	6.2
June	3.8	2.7	5.5
July	3.3	1.4	5.2
August	3.1	1.0	5.1
September	3.2	-1.5	4.9
October	2.7	-4.1	4.4
November	2.4	-3.9	4.4
December	2.0	-2.2	4.1

2010
January	2.1	0.5	4.0
February	2.1	-0.4	4.0
March	1.8	-0.2	3.9
April	2.0	0.3	3.9
May	2.1	1.3	3.6
June	2.3	2.1	3.5
July	2.2	1.8	3.5
August	2.3	2.0	3.5
September	2.3	2.3	3.5
October	2.3	2.7	3.5
November	2.6	3.7	3.4
December	3.2	4.4	3.5

2011
January	3.4	4.3	3.5
February	3.2	4.6	3.5
March	3.2	4.9	3.6
April	2.8	4.7	3.7
May	3.0	4.8	3.9

(1)	Percentage change over the previous twelve months at the end of each month indicated.
(2)	Average for each month of the DTF, as calculated by the Financial Superintendency.
(3)	Beginning January 2009, the CPI has been measured using December 2008 as the base figure.

Sources: DANE and Banco de la República.

On February 25, 2011, in order to control the increase in inflationary expectations and taking into consideration the acceleration of domestic demand and credit variables, Banco de la República decided to gradually retire the monetary stimulus to the economy through the increases in the discount rate. Thus, through five increases of 25 basis points each on February 25, March 18, April 29, May 30 and June 17, 2011, the discount rate has been increased from 3.0% to 4.25% during the course of 2011.

Foreign exchange rates and international reserves

Exchange rates. On May 31, 2011, the representative market rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 1,817.34 = U.S. $1.00, as compared to Ps. 1,971.55 = U.S. $1.00 on May 31, 2010. In 2010, the Representative Market Rate reached a high of Ps. 2,044.23 = U.S. $1.00 on January 4, 2010 and a low of Ps. 1,786.20 = U.S. $1.00 on October 8, 2010. For the first five months of 2011, the representative market rate reached a high of Ps. 1,916.05 = U.S. $1.00 on March 3, 2011 and a low of Ps. 1,763, 12 = U.S. $1.00 on May 7, 2011.

International reserves. At May 31, 2011, net international reserves were U.S. $30.8 billion. Net international reserves increased from U.S. $25.4 billion at December 31, 2009 to U.S. $28.5 billion at December 31, 2010. Between January 2010 and December 2010, Banco de la República intervened in the market through the net purchase of U.S. $3.0 billion to control volatility. During the first five months of 2011, Banco de la República intervened in the market through the net purchase of U.S. $2.0 billion through direct purchase auctions. At May 31, 2011, Banco de la República decided to extend its program of accumulating international reserves through daily purchases of at least U.S. $20 million until at least September 30, 2011.

As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General Directorate of Public Credit and National Treasury is allowed to perform, among other measures, derivatives operations that consist of swaps and forwards over foreign exchange. As of June 14, 2011, the General Directorate of Public Credit and National Treasury had U.S. $95 million outstanding net bought position in forward contracts.

Public Sector Finance

General

According to preliminary figures, for the year ended December 31, 2010, the Central Government fiscal deficit decreased to 3.8% of GDP, compared to a deficit of 4.1% of GDP in 2009. According to preliminary figures, the non-financial public sector balance in 2010 was a deficit of 3.1% of GDP, compared to a deficit of 2.4% of GDP in 2009.

The principal public sector finance statistics for 2010 and 2011 are as follows:

Principal Public Sector Finances Statistics (% of GDP)

	Budget 2010(1)	Actual 2010(2)	Budget 2011(1)(2)
Non-financial Public Sector Balance	(3.0)%	(3.1)%	(3.5)%
Central Government	(3.7)	(3.8)	(4.0)
Other Public Sector Entities	0.8	0.7	0.5
Central Bank Balance	0.0	0.0	0.0
FOGAFIN Balance	0.2	0.1	0.1
Financial Sector Restructuring Costs	(0.1)	(0.1)	0.0
Statistical Discrepancies	0.0	(0.2)	0.0
Consolidated Public Sector Balance	(2.9)	(3.2)	(3.4)

Totals may differ due to rounding.

(1)	Preliminary figures.
(2)	Figures revised in connection with the release of the revision of the Medium Term Fiscal Plan 2011 on June 15, 2011. The Medium Term Fiscal Plan is a document submitted to Congress every year in accordance with Law 819 of 2003 and sets out the Government’s targets for the public sector balances, among others.

The following table shows the principal budget assumptions for 2011 revised as of May 25, 2011.

Principal 2011 Budget Assumptions(1)

2011 Budget Assumptions
Gross Domestic Product
Nominal GDP (in billions of pesos)	Ps.603,092
Real GDP Growth	5.0%
Inflation
Domestic Inflation (producer price index)(2)	3.0%
Domestic Inflation (consumer price index)(2)	3.0%
External Inflation(3)	9.4%
Real Devaluation (average)	9.0%
Interest Rates
Prime (United States)	2.7%
LIBOR (six month)	0.6%
Export Prices(3)
Coffee (ex-dock) ($/lb.)	2.90
Oil ($/barrel) (Cusiana)	96.70
Coal ($/ton)	100.00
Ferronickel ($/lb.)	4.07

(1)	Figures calculated by CONFIS as of May 25, 2011.
(2)	End of period. Calculated using the projected change in the consumer price index and producer price index for 2010.
(3)	“External Inflation” means the weighted average inflation for Colombia’s major trading partners.

The figures set forth above represent Colombia’s forecast with respect to the Colombian economy during 2011. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Flexible credit line with the IMF

On May 6, 2011, the IMF’s Executive Board approved a two-year Flexible Credit Line arrangement of U.S. $6.2 billion, a successor facility to the one-year Flexible Credit Line arrangement of U.S. $3.5 billion approved in May 2010. Colombia has not drawn on the Flexible Credit Line. The Government intends to treat the credit line as precautionary and does not plan to draw on the facility.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP decreased from 36.0% in 2006, to 32.4% in 2007, to 31.7% in 2008, but increased to 34.5% in 2009 and 35.3% in 2010.

Public sector internal debt

As of April 30, 2011, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 149.7 trillion, compared to Ps. 139.6 trillion at December 31, 2010. The following table shows the direct internal funded debt of the Central Government at April 30, 2011 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

At April 30, 2011 (in millions of pesos)
Treasury Bonds	Ps.134,959,026
Pension Bonds	9,019,708
Titulos de Reduccion de Deuda (TRD)	3,628,345
Peace Bonds	54,846
Constant Value Bonds	1,737,63
Others(1)	295,287
Security Bonds	4,154

Total	Ps.149,698,995

Total may differ due to rounding.

(1)	Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance and Public Credit.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 6.5 trillion (U.S. $3.7 billion) at June 10, 2011.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor.

Public Sector External Funded Debt by Type(1)

	At December 31, 2010		At April 30, 2011
	(in millions of U.S. dollars)
Central Government	U.S. $	30,987	U.S. $	31,407
Public Entities(2)
Guaranteed		1,897		1,910
Non-Guaranteed		5,369		6,265

Total External Funded Debt	U.S. $	38,253	U.S. $	39,582

1.	Provisional, subject to revision. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2010 and April 30, 2011, respectively. Debt with an original maturity of more than one year and excludes debt with resident financial institutions.
2.	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities. Banco de Colombia is not included because it was privatized in 1994.

Source: Debt Database Ministry of Finance and Public Credit.

Public Sector External Funded Debt by Creditor(1)

	At December 31, 2010		At April 30, 2011
	(in millions of U.S. dollars)
Multilaterals	U.S. $	15,518	U.S. $	15,630
IADB		6,492		6,518
World Bank		7,556		7,681
Others		1,470		1,431
Commercial Banks		824		862
Export Credit Institutions		114		114
Bonds		20,108		21,150
Foreign Governments		1,673		1,811
Suppliers		16		15

Total	U.S. $	38,253	U.S. $	39,582

Total may differ due to rounding.

(1)	Provisional, subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2010 and April 30, 2011, respectively. Excludes debt with resident financial institutions.

Source: Debt Registry Office-Ministry of Finance.

At February 28, 2011, floating (i.e., short-term debt with an original maturity of one year or less) public sector external debt totaled U.S. $560 million.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under the fiscal agency agreement, dated as of September 28, 1994, as amended as of January 21, 2004, between Colombia and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the fiscal agency agreement and the form of the bonds in making your investment decision. Colombia has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

General Terms of the Bonds

The bonds offered on the date of this prospectus supplement will:

•	be issued on July 12, 2011, in an initial aggregate principal amount of U.S. $2,000,000,000;

•	mature at par on July 12, 2021;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at 4.375% per year, accruing from July 12, 2011;

•

pay interest in U.S. dollars on January 12 and July 12 of each year. The first interest payment will be made on January 12, 2012. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on January 1 or July 1, as the case may be, preceding each payment date;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia backed by the full faith and credit of Colombia;

•	be equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia before maturity (see “—Optional Redemption”); and

•	not be entitled to the benefit of any sinking fund.

The public offering price is 99.599%, and the resulting yield to maturity (calculated on a semi-annual basis) is 4.425%. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Further Issues

Colombia may, without the consent of the holders, create and issue additional bonds that may form a single series of bonds with the outstanding bonds; provided that such additional bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of the issue of such additional bonds.

Optional Redemption

Colombia will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the bonds, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of the bonds to the date of redemption. “Make-Whole Amount” means the excess, if any, of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the bonds (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points over (ii) the principal amount of such bonds.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the remaining term of such bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Colombia.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if Colombia obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and three other dealers selected by Colombia, or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Colombia will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Colombia by such Reference Treasury Dealer at 3:30 p.m., New York time on the third business day preceding such redemption date.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither Colombia nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the fiscal agent or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•

you surrender the certificated bonds at the corporate trust office of the fiscal agent or at the offices of one of the other paying agents that Colombia appoints pursuant to the fiscal agency agreement.

If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, Colombia will make the payment on the next following banking day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agents and Transfer Agents

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where the bonds can be presented for transfer or exchange for so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the fiscal agent. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

DTC is unwilling or unable to continue to act as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after DTC notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia determines (consistent with the rules of the Luxembourg Stock Exchange) not to have any of the bonds represented by a global security.

We describe the certificated bonds, and the procedures for transfer, exchange and replacement of certificated bonds, in the accompanying prospectus.

TAXATION

United States

U.S. Treasury Circular 230 notice

The tax discussion contained in this prospectus supplement and the accompanying prospectus was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal tax penalties. This discussion was written to support the promotion or marketing of the transactions or matters addressed in this prospectus supplement and the accompanying prospectus. Prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

The following discussion supplements the disclosure provided under the heading “Taxation – United States Federal Taxation” in the accompanying prospectus. This discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the bonds in connection with this offering at the offering price and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the bonds. This summary deals only with U.S. holders that hold the bonds as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person subject to alternative minimum tax, person that will hold bonds that are a hedge of or are hedged against interest rate risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or person whose “functional currency” is not the U.S. dollar. If a partnership holds the bonds, the tax treatment of the partner generally will depend upon the status of the partner and the activities of the partnership.

This summary does not cover any U.S. state or local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any such change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax advisor about the tax consequences of holding the bonds, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or accruals of interest

Payments or accruals of interest on a bond will be taxable to you as ordinary interest income at the time that you accrue or actually or constructively receive such amounts (in accordance with your regular method of tax accounting). However, a portion of the first interest payment that you receive that is attributable to interest accrued before the date you purchased the bond, if any, will not be taxable to you.

Interest on the bond is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. holder. Under the foreign tax credit rules, that interest generally will be classified as “passive category income” (or, in certain cases, as “general category income”) which may be relevant in computing the foreign tax credit allowable to you under the U.S. federal income tax laws.

Treatment of premium

If your basis upon purchase of a bond (not taking into account any accrued pre-issuance interest) is greater than its principal amount, you will be considered to have purchased the bond at a premium. You generally may elect to amortize this premium over the term of the bond. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the bond’s overall yield to maturity and (b) your purchase price for the bond (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the bond and to all debt instruments acquired at a premium that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the United States Internal Revenue Service to a change.

If you do not make the election to amortize premium on a bond and you hold the bond to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the bond matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the bond before maturity, the premium will be included in your “tax basis” in the bond as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the bond.

Pre-issuance interest

If a bond is issued with pre-issuance accrued interest, you may elect to treat the bond, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the bond.

Purchase, sale, exchange and retirement of a bond

When you sell or exchange a bond, or if a bond that you hold is retired, you generally will recognize gain or loss equal to the difference between your “amount realized” and your “tax basis” in the bond. Your “amount realized” generally will be the value of what you receive on the sale, exchange or retirement of the bond less any accrued interest. Your “tax basis” in the bond generally will equal the cost of the bond to you, decreased (but not below zero) by any cash payments of principal that you have received with respect to the bond and, if applicable, by any amortized premium.

The gain or loss that you recognize on the sale, exchange or retirement of a bond generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of the bond will be long-term capital gain or loss if you have held the bond for more than one year on the date of disposition. The gain or loss will be short-term capital gain or loss if you held the bond for one year or less. Under the current tax law, the tax rate for long-term capital gains recognized by non-corporate is generally 15%, but is scheduled to increase for tax years beginning on or after January 1, 2013. If you are not a corporation, you generally will pay less U.S. federal income tax on long-term capital gain than on short-term capital gain. Your ability to offset capital losses against ordinary income is limited. Any gain or loss you recognize on the sale, exchange or retirement of a bond generally will be treated as, respectively, income from sources within the United States or loss allocable to income from sources within the United States for foreign tax credit limitation purposes.

Medicare tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year (or, in the case of a U.S. holder that is an estate or trust, the U.S. holder’s “undistributed net investment income”) and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S.

holder’s net investment income generally will include its interest income and its net gains from the disposition of bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with respect to foreign financial assets

Individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 generally are required to file information reports with respect to such assets with their U.S. federal income tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities.

Backup withholding and information reporting

In general, unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. “Backup withholding” will apply to such payments of principal and interest if you fail to provide an accurate taxpayer identification number, if you fail to report all interest and dividend income required to be shown on your U.S. federal income tax returns or if you fail to demonstrate your eligibility for an exemption.

If you are paid the proceeds of a sale of a bond effected at the U.S. office of a broker, you will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below, unless the holder or beneficial owner establishes an exemption, and the backup withholding rules will apply to those payments if the broker has actual knowledge that the holder or beneficial owner is a U.S. holder.

A “U.S. Controlled Person” is (i) a U.S. person (as defined in U.S. Treasury regulations); (ii) a controlled foreign corporation for U.S. federal income tax purposes; (iii) a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or (iv) a foreign partnership in which U.S. persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the United States Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of July 5, 2011, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount
Barclays Capital Inc.	U.S. $	666,667,000
Citigroup Global Markets Inc.		666,666,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		666,667,000

Total	U.S. $	2,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. Barclays Capital Inc. is located at 745 Seventh Avenue, New York, New York 10019. Citigroup Global Markets Inc. is located at 388 Greenwich St., New York, New York 10013. Merrill Lynch, Pierce, Fenner & Smith Incorporated is located at One Bryant Park, New York, New York 10036.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about July 12, 2011, which is the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle on T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.15% of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of 0.10% of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway, and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of bonds to the public in that Relevant Member State which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus except that it may, with effect from and including the Relevant Implementation Date, make an offer of such bonds to the public in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of bonds shall require Colombia or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of bonds in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of bonds. Accordingly any person making or intending to make an offer in that Relevant Member State of bonds which are the subject of the offering contemplated in this prospectus supplement and accompanying prospectus may only do so in circumstances in which no obligation arises for Colombia or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Colombia nor the underwriters have authorized, nor do they authorize, the making of any offer of bonds in circumstances in which an obligation arises for Colombia or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Hong Kong

The bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the bonds under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Any resale of the bonds offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of 1993, Law 781 of December 20, 2002, Decree 2681 of 1993, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meetings held on November 24, 2010 and June 1, 2011, External Resolution No. 1 dated November 19, 2010 of the Board of Governors of the Central Bank of Colombia, Resolution No. 1801 of July 1, 2011 of the Ministry of Finance and Public Credit and CONPES 3688 MINHACIENDA, DNP: SC, dated November 5, 2010.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) we will provide for inspection copies of our registration statement, the fiscal agency agreement and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday, (2) we will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday and (3) we will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus dated April 14, 2009 and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of July 5, 2011, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the fiscal agency agreement.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code
195325 BN4	US195325BN40	064828711

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia, Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury and Brigard & Urrutia and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Francisco Noguera Rocha, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $6,773,396,659 (or its equivalent in other currencies) in the United States.

The securities will be general, direct, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The securities will rank equally in right of payment with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April 14, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $6,773,396,659. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•

Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under a fiscal agency agreement between Colombia and a bank or trust company, as fiscal agent. Whenever Colombia issues a series of debt securities it will attach the fiscal agency agreement that the securities are issued under as an exhibit to the registration statement of which this prospectus forms a part. The name of the fiscal agent will be set forth in the applicable prospectus supplement.

The following description is a summary of the material provisions of the debt securities and the fiscal agency agreement pursuant to which they are issued. Debt Securities may be issued pursuant to the Fiscal Agency Agreement, dated September 28, 1994, as amended by Amendment No. 1 thereto, dated January 21, 2004, between Colombia and the fiscal agent named therein, or another fiscal agency agreement subsequently entered into by Colombia. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the fiscal agency agreement and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed a copy of these documents with the SEC and will also file copies of these documents at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;
•

if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security-global or certificated and registered or bearer;

•	the authorized denominations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the fiscal agency agreement.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities will be general, direct unconditional, unsecured and unsubordinated external indebtedness of Colombia. The debt securities will rank equally in right of payment among themselves and with all other unsecured and unsubordinated external indebtedness of Colombia. Colombia has pledged its full faith and credit for the payment when due of all amounts on the debt securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will make payments of interest by check mailed to the registered holders of the debt securities at their registered addresses.

Any money that Colombia pays to the fiscal agent for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Afterwards, the holder of such debt security may look only to Colombia for payment. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•

the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•

all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•

that are in the form of bonds, debentures, notes or other securities that are or were intended by Colombia to be quoted, listed or traded on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

However, up to $14.768 billion of securities (including for this purpose and without limitation, the Colombian Bearer Instruments Series A and B) issued by Colombia in exchange for debt of Colombia and Colombian public sector entities will not be considered public external indebtedness.

Nevertheless, Colombia may create or permit to exist:

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens on any asset or property, and related revenues, existing at the time of the acquisition of that asset or property; and

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the fiscal agency agreement and that failure continues for 45 days after any holder of the debt securities of that series gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the debt securities of that series; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described in paragraphs 1, 2, 5 or 6 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series may declare all the debt securities of that series to be due and payable immediately. If any of the events of default described in paragraphs 3, 4 or 7 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of any series may declare all the debt securities of that series to be due and payable immediately. The declarations referred to above shall be made by giving written notice to Colombia and the fiscal agent.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant debt securities will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the relevant debt securities may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders must follow the amendment procedures described below.

Collective Action Securities

Colombia may designate a particular series of debt securities to be “Collective Action Securities,” the terms of which will be described in the prospectus supplement relating to such securities and in this prospectus. Collective Action Securities will have the same terms and conditions as other debt securities, except that such Collective Action Securities will contain the provisions regarding amendments, modifications, changes and waivers described under the heading “—Meetings and Amendments—Approval (Collective Action Securities)” below instead of the provisions described under the heading “—Meetings and Amendments—Approval.”

Meetings and Amendments

General. Each series of debt securities will provide that Colombia may call a meeting of the holders of debt securities of that series at any time. Colombia will determine the time and place of the meeting.

Colombia will give the holders not less than 30 or more than 60 days’ prior notice of each meeting. The notice will state:

•	the time and the place of the meeting;

•	in general terms, the action proposed to be taken at the meeting; and

•	the record date for determining the holders entitled to vote at the meeting.

If an event of default relating to the debt securities of a series has occurred and is continuing, the holders of at least 10% in aggregate principal amount of outstanding debt securities of that series may request that the fiscal agent call a meeting of the holders. This request must be in writing and set forth in reasonable detail the action proposed to be taken at the meeting.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding debt securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

For the purpose of the fiscal agency agreement and the securities of any series, “outstanding debt securities” does not include:

•	previously cancelled debt securities of that series;

•	debt securities of that series called for redemption;

•	debt securities of that series which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of that series, which have been substituted with another series of debt securities; and

•	debt securities owned by Colombia.

Certain Amendments Not Requiring Holder Consent. Colombia and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the debt securities; or

•

changing the terms and conditions of the fiscal agency agreement or the debt securities in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the debt securities.

Approval.

The following description does not apply to any series of debt securities that are Collective Action Securities. See “—Approval (Collective Action Securities)” below for a description of the corresponding terms and conditions applicable to debt securities that are Collective Action Securities.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, each holder of a debt security of a particular series must consent to any amendment, modification or change that would, with respect to that series:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Colombia’s obligation to pay additional amounts.

Approval (Collective Action Securities).

The following description applies only to series of debt securities that are Collective Action Securities.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series normally will constitute a quorum. However, if a meeting is adjourned for lack of a quorum, then holders or proxies representing not less than 25% of the aggregate outstanding debt securities of a series will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing not less than 75% of the aggregate principal amount of outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;
•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action with respect to the debt securities or the fiscal agency agreement or change the definition of “outstanding” with respect to the debt securities;

•	change Colombia’s obligation to pay additional amounts;

•	change the governing law provision of the debt securities;

•

change the courts to the jurisdiction of which Colombia has submitted, Colombia’s obligation to appoint and maintain an agent for the service of process in the Borough of Manhattan, The City of New York or Colombia’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the debt securities;

•	in connection with an exchange offer for the debt securities, amend any event of default under the debt securities; or

•	change the status of the debt securities, as described under “—Nature of Obligation” above.

Colombia refers to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of any series of debt securities that are Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities) agree to the change.

For purposes of determining whether the required percentage of holders of the debt securities has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of a series, debt securities owned, directly or indirectly, by Colombia or any public sector instrumentality of Colombia will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de la República, any department, ministry or agency of the central government of Colombia or any corporation, trust, financial institution or other entity owned or controlled by the central government of Colombia or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the fiscal agent. If the debt securities are issued in bearer form the relevant prospectus supplement will describe the manner in which notices will be given to the holders.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series that are Collective Action Securities, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Colombia may consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The prospectus supplement relating to the particular series of warrants will set forth:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, known as Euroclear, and Clearstream Banking, société anonyme, known as Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the fiscal agent.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•

in the case of a global security deposited with or on behalf of a depositary, the depositary is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after the depositary notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In either of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the fiscal agent will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the fiscal agent and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent. Colombia and the fiscal agent may require you to sign an indemnity under which you agree to pay Colombia, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the fiscal agent may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the fiscal agent has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The fiscal agency agreement and the securities will be governed by and interpreted in accordance with the laws of the State of New York. However, the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his successors from time to time as its process agent for any action brought by a holder based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the execution, set-off or attachment of revenues, assets and property of Colombia located in Colombia except as provided under Article 177 of the Código Contencioso Administrativo, Article 684 or 513 of the Código de Procedimiento Civil and Article 19 of the Decree 111 of January 15, 1996 of Colombia.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public

Credit and the National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the fiscal agency agreement and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a

Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

In general, a United States person who holds debt securities or owns a beneficial interest in debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation organized under the laws of the United States or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income tax, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and either (1) you earn the interest in the course of operating a banking, financing or similar business in the United States or (2) you are a corporation the principal business of which is trading in stock or securities for your own account, and you otherwise are engaged in a United States trade or business.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with payments on debt securities made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on these payments if you provide your taxpayer identification number to the fiscal agent. If you are a United States person, you may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 60 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

In compliance with FINRA guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury, and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury will assume the correctness of the opinion of Arnold & Porter LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2007 filed with the SEC on September 10, 2008;

•	All amendments on Form 18-K/A to the 2007 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2007 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá, D.C.

Colombia

Telephone:	57-1- 350-7422
Facsimile:	57-1- 350-6651

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 7a, No. 6-45, Piso 1

Bogotá D.C., Colombia

FISCAL AGENT, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

101 Barclay Street, 4th Floor

New York, New York 10286

PAYING AGENTS AND TRANSFER AGENTS

The Bank of New York Mellon	The Bank of New York Mellon (Luxembourg) S.A.
Global Trust Services One Canada Square London E14 5AL United Kingdom	Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg Luxembourg

LISTING AGENT

KBL European Private Bankers S.A.

43, Boulevard Royal

L-2955 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP	Legal Affairs Group
399 Park Avenue	Ministerio de Hacienda y Crédito Público
New York, New York 10022	Dirección General de Crédito Público y Tesoro Nacional
Carrera 7a, No. 6-45, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia
125 Broad Street	Calle 70 A No. 4-41
New York, New York 10004	Bogotá D.C., Colombia